Exhibit 99.2

(FARMLAND INDUSTRIES, INC. LOGO)                                                                                       Media Release

FOR IMMEDIATE RELEASE

Contact: Sherlyn Manson
Corporate Communications
slmanson@farmland.com
(816) 713-6230

Farmland Announces Third Quarter Financial Results

Operations continue to improve.

KANSAS CITY, Mo. (July 14, 2003) ---Farmland Industries today announced operating income[1] of $45.3 million for the third quarter of fiscal year 2003 (ended May 31). This represents a substantial improvement of $138.3 million compared to an operating loss of $93.0 million in the third quarter one year ago.Year-to-date operating income1 of $95.5 million is compared to an operating loss of $126.9 million during the nine-month period last year.

Overall, after inclusion of reorganization expense, non-cash restructuring charges and results from discontinued operations, Farmland reported a net loss in the third quarter of $47.2 million compared to a net loss of $189.5 million during the third quarter of the prior year.

Farmland President and CEO Bob Terry said, "We have continued to improve operating results in our various businesses, even as we operate under Chapter 11. We are very pleased with our operating results and the positive cash flow we are generating.  This is a reflection of the hard work and dedication of our employees."

Company highlights for the third quarter include:

As of May 31, Farmland had repaid nearly $400 million of its bank borrowings over the last year. The company has repaid all borrowings under its DIP Credit Facility. In addition, Farmland has repaid all but $20 million of its $135 million term loan.

  Sales and margins improved in the Pork Marketing segment due to increased efficiencies and a continued focus on value added branded pork products.
  Sales in the Beef Marketing segment increased 19 percent over the year prior, while income increased by $8.9 million.
  Improved margins at the Coffeyville, Kan., nitrogen gasification plant resulted from higher unit selling prices. Higher natural gas prices raised unit selling prices but did not impact margins as this plant does not use natural gas as a feedstock in the production of nitrogen-based fertilizers.
  Selling, general and administrative expenses declined $28 million from the year-ago period.

Sales in Farmland's Pork Marketing segment increased $8.1 million, or 2 percent, during the period, compared to the third quarter of fiscal 2002. This increase was due in part to a 3 percent unit sales increase made possible by increased efficiencies at plants in Monmouth, Ill., and Denison, Iowa. Operating income in the Pork Marketing segment was $9.0 million, compared to an operating loss of $6.2 million in the same period a year ago. This marks the seventh consecutive quarter in which Farmland's Pork Marketing income was higher than the comparable period for the prior year.

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Farmland Reports Third Quarter Financials -- Add 1

Farmland's Beef Marketing segment (the company's interest in Farmland National Beef, which is not in Chapter 11) reported income of $11.4 million, up significantly from $2.6 million in the same period a year ago. Sales increased in the Beef Marketing segment as well, from $833 million to $990 million. Farmland expects the U.S. Bankruptcy Court will later this month approve the sale of Farmland's share of Farmland National Beef to its partner, U.S. Premium Beef, for $232 million.

During the third quarter, Farmland completed the sale of most of its Crop Production business to Koch Nitrogen Co., Wichita, Kan. Therefore Crop Production results from these businesses are reported as Discontinued Operations. Farmland's Crop Production business improved over the same quarter a year ago, reporting operating income of $17.9 million, compared to an operating loss of $17.7 million in the same period of 2002. A $15.2 million improvement in gross margins is attributable to operations at the Coffeyville, Kan., nitrogen gasification plant. Relatively high natural gas prices supported increased selling prices for nitrogen-based fertilizer products without increasing the cost of production at this plant, which does not use natural gas as a feedstock in the production of nitrogen-based fertilizers.

The World Grain segment incurred an operating loss of $2.0 million in the third quarter. The loss is attributable to the operations of Farmland's domestic grain assets, which are leased to Archer Daniels Midland. This compares to an operating loss of $2.4 million in World Grain in the third quarter of 2002.

The Petroleum segment reported operating income of $7.7 million, compared to an operating loss of $55.1 million in the third quarter of fiscal 2002.

Terry said, "Our goal throughout the Chapter 11 process has been to maximize value for the benefit of our creditors. We have made significant strides in selling assets and businesses to pay off our secured lenders and to maximize the value we can deliver to our creditors. In one year, Farmland has reduced our bank borrowings by nearly $400 million through improved operations and the sale of assets. A major accomplishment in the third quarter was the sale of substantially all of our fertilizer assets, bringing value of $270 million. In June, we reached an agreement to sell our share of Farmland National Beef to U.S. Premium Beef for $232 million. These asset sales will generate a substantial cash pool for the benefit of our creditors."

Farmland Industries, Inc., Kansas City, Mo., (www.farmland.com) is a diversified agricultural cooperative with interests in food, fertilizer, petroleum, grain and animal feed businesses.

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This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Farmland's historical experience and our present expectations or projections. These risks include, but are not limited to, foreign currency and interest rate fluctuations; changes in tariffs; events that may increase concerns regarding food safety; changes in federal agricultural programs; adverse weather conditions; regulatory and legal changes; fluctuations in the cost and availability of raw materials; changes in economic and political conditions; litigation uncertainties; and other risks discussed in Farmland's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Farmland undertakes no obligation to publicly update or revise any forward-looking statements.

Income (Loss) by Segment and Consolidated Net Income (Loss) After Income Taxes
Comparison of Three Months Ended May 31, 2003, and May 31, 2002
(Amounts in Thousands)

	Three months ended	Three months ended
	May 31, 2003	May 31, 2002

Consolidated Sales	1,719,845	1,447,290

Segment Income (Loss)
Crop Production	17,890	(17,669)
Petroleum	7,677	(55,131)
Feed	2,771	596
Pork Marketing	8,964	(6,218)
Beef Marketing	11,431	2,558
World Grain	(2,039)	(2,376)
Other Operating Units	(296)	1,068
	46,398	(77,172)

Unallocated Income/(Expense)	(1,130)	(15,793)

Income Before Tax & Non-recurring items	45,268	(92,965)

Reorganization charges:
Crop Production	(14,586)	--
Petroleum	(39)	--
Feed	--	--
Pork Marketing	(20,033)	--
World Grain	3	--
Other	(21,567)	(54,719)
	(56,222)	(54,719)

Restructuring charges:
Crop Production	--	(55,177)
Petroleum
Other	--	(400)
	--	(55,577)

Discontinued Operations:
Crop Production	(36,187)	(13,871)
World Grain	96	(17,201)

Income Tax (Expense)/Benefit (1)	(190)	44,816

Net Loss	(47,235)	(189,517)

(1) Includes taxes from:
Continuing Operations	--	46,081
Discontinued Operations	(190)	(1,265)

[1] "Operating income" represent earnings before reorganization expense, restructuring charges and results of discontinued operations.